Exhibit 99.1

PSI Announces Executive Management Changes

WOOD DALE, Ill., May 17, 2016—Power Solutions International, Inc. (Nasdaq: PSIX), a leader in the design, engineer and manufacture of emissions-certified alternative-fuel and conventional power systems, announced today that Eric Cohen will no longer serve as the Company’s Chief Operating Officer effective as of the close of business May 16, 2016, and that he has left the Company.

In the interim, Michael Lewis, Chief Financial Officer, will assume operational responsibilities with the support of management, while the Company conducts a search for the next permanent Chief Operating Officer.

“The Company wishes to thank Eric for his contributions to PSI and we wish him luck in his future endeavors,” said Gary Winemaster, President and CEO of Power Solutions International.

About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI or the Company) is a leader in the design, engineer and manufacture of emissions-certified, alternative-fuel power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers in the industrial and on-road markets. The Company’s unique in-house design, prototyping, engineering and testing capacities allow PSI to customize clean, high-performance engines that run on a wide variety of fuels, including natural gas, propane, biogas, gasoline and diesel.

PSI develops and delivers complete industrial power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, and Co-generation power (CHP) applications; mobile industrial applications that include forklifts, aerial lifts, industrial sweepers, aircraft ground support, arbor, agricultural and construction equipment. In addition, PSI develops and delivers power systems purpose built for the Class 3 through Class 7 medium duty trucks and buses for the North American and Asian markets.

Contact:

Power Solutions International, Inc.

Michael P. Lewis

Chief Financial Officer

+1 (630) 451-2290

Michael.Lewis@psiengines.com

Power Solutions International, Inc.

Jeremy Lessaris

VP of Global Marketing & Communications

+1 (630) 350-9400

jlessaris@psiengines.com

Power Solutions International, Inc.

Philip Kranz

Director of Investor Relations

+1 (630) 451-5402

Philip.Kranz@psiengines.com